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[DYKEMA LOGO]                                        Dykema Gossett PLLC
                                                     400 Renaissance Center
                                                     Detroit, Michigan 48243
                                                     WWW.DYKEMA.COM
                                                     Tel: (313) 568-6800
                                                     Fax: (313) 568-6735




April 27, 2007

John Hancock Trust
601 Congress Street
Boston, Massachusetts 02210


Ladies and Gentlemen:

         You have requested our opinion as counsel to John Hancock Trust (the "Trust") on the Federal income tax consequences of the proposed acquisition of the assets and liabilities of the Strategic Opportunities Trust, a separate series of the Trust (the "Acquired Portfolio"), by the Large Cap Trust, another separate series of the Trust (the "Acquiring Portfolio"), under the Internal Revenue Code of 1986, as amended (the "Code").

BACKGROUND

         The acquisition will occur pursuant to the Plan of Reorganization dated January 2, 2007 (the "Plan of Reorganization") adopted by the Trust on behalf of the Acquired Portfolio and the Acquiring Portfolio. This opinion is furnished to you pursuant to the Plan of Reorganization. The Trust is a Massachusetts business trust organized as a series company and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment company of the management type. The Acquired Portfolio and the Acquiring Portfolio are each generally treated as an open-end investment company of the management type for 1940 Act purposes and each is treated as a separate corporation for Federal income tax purposes.

         Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Plan Reorganization. For purposes of this opinion, all statutory references are to the Code unless otherwise specified.


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John Hancock Trust
April 27, 2007
Page 2


         In connection with the preparation of this opinion, we have, among other things, reviewed, and relied upon the accuracy of, the following documents:

                  1.       The Plan of Reorganization;

                  2. The Registration Statement on Form N-14 under the Securities Act of 1933 that relates to the acquisition transaction between the Acquiring Portfolio and the Acquired Portfolio, as filed with the Securities and Exchange Commission (the "Registration Statement"); and

                  3. An Officer's Certificate provided to us by the Trust on behalf of the Acquired Portfolio and the Acquiring Portfolio (the "Certificate").

         In rendering this opinion, we have assumed that the Reorganization (as defined below) will be carried out pursuant to the terms of the Plan of Reorganization and in accordance with the Certificate. In addition, we have further assumed that factual statements and information contained in the Registration Statement, the Certificate, and other documents, records and instruments supplied to us are correct and that there has been no material change with respect to such facts or information prior to the time of the Reorganization.

         If the Reorganization is effected on a factual basis different from that contemplated above, part or all of the opinion expressed herein may be inapplicable. Further, our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today's date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service ("IRS") or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

SUMMARY OF RELEVANT FACTS

         1. The Trust is a business trust that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered under the 1940 Act as an open-end management investment company.

         2. The Acquired Portfolio has been a regulated investment company ("RIC") under Code Section 851 since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the Exchange Date.


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John Hancock Trust
April 27, 2007
Page 3

         3. The Acquiring Portfolio has been a separate RIC within the meaning of Code Section 851 since the date of its organization, and will qualify as a RIC for the taxable year including the Exchange Date.

         4. The Board of Trustees of the Trust, on behalf of the Acquired Portfolio and the Acquiring Portfolio, has determined, for valid business reasons, to combine the assets and liabilities (if any) of the Acquired Portfolio into the Acquiring Portfolio, and has adopted the Plan of Reorganization, subject to, among other things, approval by the shareholders of the Acquired Portfolio (the "Reorganization").

         5. The Trust on behalf of the Acquired Portfolio shall have distributed to the shareholders of the Acquired Portfolio all of the Acquired Portfolio's investment company taxable income (without regard to the deductions for dividends paid) as defined in Code Section 852(b)(2) for its taxable year ending on the Exchange Date and all of its net capital gain as such term is used in Code Section 852(b)(3), after reduction by any capital loss carryforward, for its taxable year ending on the Exchange Date.

         6. On the Exchange Date, the Acquired Portfolio will convey, transfer and deliver to the Acquiring Portfolio all of the then existing assets of the Acquired Portfolio (consisting, without limitation, of portfolio securities and instruments, dividend and interest receivables, cash and other assets). In consideration thereof, the Trust on behalf of the Acquiring Portfolio will (A) assume and pay, to the extent that they exist on or after the Exchange Date, all of the obligations and liabilities of the Acquired Portfolio and (B) issue and deliver to the Acquired Portfolio that number of full and fractional Series I, Series II and NAV shares of the Acquiring Portfolio as determined pursuant to the Plan of Reorganization. Any Series I, Series II and NAV shares of capital stock (if any) of the Acquired Portfolio held in the treasury of the Trust on the Exchange Date shall thereupon be retired. Such transactions shall take place on the Exchange Date. All computations for the Acquired Portfolio and the Acquiring Portfolio shall be performed by State Street Bank and Trust Company (the "Custodian"), as custodian and pricing agent for the Acquired Portfolio and the Acquiring Portfolio. The determination of the Custodian shall be conclusive and binding on all parties in interest.

         7. As of the Exchange Date, the Acquired Portfolio will liquidate and distribute pro rata to its shareholders of record the shares of the Acquiring Portfolio received pursuant to the Plan of Reorganization in actual or constructive exchange for the shares of the Acquired Portfolio held by its shareholders. The holders of Series I, Series II and NAV shares of the Acquired Portfolio will receive, respectively, Series I, Series II and NAV shares of the Acquiring Portfolio.

         8. The liquidation and distribution will be accomplished by the transfer of the shares of the Acquiring Portfolio then credited to the account of the Acquired Portfolio on the books of


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John Hancock Trust
April 27, 2007
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the Acquiring Portfolio to accounts on the share records of the Acquiring
Portfolio in the names of the Acquired Portfolio shareholders and representing the respective pro rata number of shares of the Acquiring Portfolio due such shareholders. The Acquiring Portfolio will not issue certificates representing shares of the Acquiring Portfolio in connection with such exchange.

         9. As soon as practicable after the Exchange Date, the Trust shall take all the necessary steps under Massachusetts law, the Trust's Agreement and Declaration of Trust and any other applicable law to effect a complete dissolution of the Acquired Portfolio.

         Based on the Code, Treasury Regulations issued thereunder, IRS rulings and relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

                  (i) The acquisition by the Acquiring Portfolio of all the assets of the Acquired Portfolio solely in exchange for shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of all of the liabilities of the Acquired Portfolio, followed by the distribution of the shares of the Acquiring Portfolio by the Acquired Portfolio, as described above, will qualify as a reorganization within the meaning of Code Section 368(a)(1). The Acquiring Portfolio and the Acquired Portfolio will each be "a party to a reorganization" within the meaning of Code
                           Section 368(b).

                  (ii) The Acquired Portfolio will not recognize any gain or loss upon the transfer of all its assets to the Acquiring Portfolio solely in exchange for shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of all of the liabilities of the Acquired Portfolio, if any, and the subsequent distribution of those shares of the Acquiring Portfolio to the shareholders of the Acquired Portfolio in liquidation. (Code Sections 361(a), 357(a), 361(c))

                  (iii) The Acquiring Portfolio will not recognize any gain or loss on the receipt of the assets of the Acquired Portfolio solely in exchange for the Acquiring Portfolio's shares and the Acquiring Portfolio's assumption of the Acquired Portfolio's liabilities, if any. (Code Section 1032(a))

                  (iv) The basis of the assets of the Acquired Portfolio in the hands of the Acquiring Portfolio will be the same as the basis of those assets in the hands of the Acquired Portfolio immediately prior to the Reorganization. (Code Section 362(b))
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John Hancock Trust
April 27, 2007
Page 5


                  (v) The Acquiring Portfolio's holding periods for the Acquired Portfolio's assets acquired in the Reorganization will include the periods during which the Acquired Portfolio held such assets. (Code
                           Section 1223(2))

                  (vi) The aggregate basis of the shares of the Acquiring Portfolio received by a shareholder of the Acquired Portfolio will be the same as the basis of the shares of the Acquired Portfolio surrendered in exchange therefor. (Code Section 358(a)(1))

                  (vii) The holding period of shares of the Acquiring Portfolio received by a shareholder of the Acquired Portfolio will include the period during which such shareholder held the shares of the Acquired Portfolio surrendered in exchange therefor, provided that such shareholder held the shares of the Acquired Portfolio as a capital asset on the Exchange Date. (Code
                           Section 1223(1))

                  (viii) The shareholders of the Acquired Portfolio will not recognize any gain or loss upon the receipt of shares of the Acquiring Portfolio solely in exchange for their shares in the Acquired Portfolio. (Code Section 354(a))

                  (ix) Pursuant to Code Section 381(a) and Treasury Regulations Section 1.381(a)-1, the Acquiring Portfolio will succeed to and take into account the items of the Acquired Portfolio described in Code
                           Section 381(c), subject to the provisions and limitations specified in Code Sections 381, 382, 383, and 384, and the Treasury Regulations thereunder.


         The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other Federal, state, local, or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon. In accordance with the foregoing limitation, we express no opinion with respect to the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under Federal income tax principles. We express our opinion herein exclusively for the purpose of ascertaining the Federal income tax consequences of the Reorganization contemplated in the Plan of Reorganization to the Acquired Portfolio, the Acquiring Portfolio and the shareholders of the Acquired Portfolio on their receipt of the shares of the Acquiring Portfolio in exchange for their shares of the Acquired Portfolio pursuant to the Plan of Reorganization. We assume no responsibility to update our opinion in the event of a subsequent change in the law or facts. This opinion letter may not be relied upon by you for any


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John Hancock Trust
April 27, 2007
Page 6


other purpose, or relied upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

                                                     Very truly yours,

                                                     /s/ Dykema Gossett PLLC

                                                     DYKEMA GOSSETT PLLC